                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

         Filed by the Registrant  [X]
         Filed by a Party other than the Registrant  [ ]
         Check the appropriate box:
         [ ]      Preliminary Proxy Statement
         [ ]      Confidential, for Use of the Commission Only (as permitted by
                  Rule 14a-6(e)(2))
         [X]      Definitive Proxy Statement
         [ ]      Definitive Additional Materials
         [ ]      Soliciting Material Pursuant to ss.204.14a-11(c) or
                  ss.240.14a-12

                            F&M BANCORPORATION, INC.
                (Name of Registrant as Specified in Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
         [X]      No fee required
         [ ]      Filing Fee computed on table below per Exchange Act Rules
                  14a-6(i)(4) and 0-11.
                  (1)      Title of each class of securities to which
                           transaction applies:
                  (2)      Aggregate number of securities to which transaction
                           applies:
                  (3)      Per unit price or other underlying value of
                           transaction computed pursuant to Exchange Act
                           Rule 0-11:
                  (4)      Proposed Maximum aggregate value of transaction:
                  (5)      Total fee paid:
         [ ]      Fee paid previously with preliminary proxy materials.
         [ ]      Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1)      Amount Previously Paid:
                                          ---------
         (2)      Form, Schedule or Registration Statement No.:
                                                               ---------
         (3)      Filing Party:
                               ---------------------
         (4)      Date Filed:
                             -----------------------

                            F&M BANCORPORATION, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 21, 1998

To the Shareholders of F&M Bancorporation, Inc.:

     NOTICE is hereby given that the Annual Meeting (the "Annual Meeting") of the shareholders of F&M Bancorporation, Inc., a Wisconsin corporation, will be held at the Paper Valley Hotel and Conference Center, 333 West College Avenue, Appleton, Wisconsin on Thursday, May 21, 1998, at 7:00 p.m. local time, for the purpose of considering and voting upon the following matters:

     1. To elect three directors to serve on the Board of Directors for three-year terms expiring in the year 2001;

     2. To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

Your attention is called to the Proxy Statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

     The Board of Directors has fixed the close of business on April 3, 1998 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING POST-PAID ENVELOPE. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

                                        By order of the Board of Directors,




                                        Janet M. Lakso,
                                        Secretary
April 10, 1998
Kaukauna, Wisconsin

                                 PROXY STATEMENT

                           F & M BANCORPORATION, INC.
                                  P.O. BOX 410
                                 ONE BANK AVENUE
                         KAUKAUNA, WISCONSIN 54130-0410

                             SOLICITATION AND VOTING

         This Proxy Statement is being furnished to the shareholders of F&M Bancorporation, Inc. ("F&M" or the "Corporation") in connection with the solicitation of proxies on behalf of F&M's Board of Directors to be voted at the Annual Meeting of Shareholders of F&M to be held on May 21, 1998 and at any adjournment thereof (the "Annual Meeting"). Shares represented by properly executed proxies received by the Corporation will be voted at the meeting and any adjournment thereof in accordance with the terms of the proxies, unless revoked. Proxies may be revoked at any time prior to the voting thereof, either by written notice filed with the Secretary or the acting secretary of the meeting, or by oral notice to the presiding officer during the meeting.

         F&M Shareholders of record at the close of business on April 3, 1998, will be entitled to one vote on each matter presented for each outstanding share held. The list of shareholders of record entitled to notice of and to vote at the meeting will be available for inspection by any shareholder at the Corporation's principal office at One Bank Avenue, Kaukauna, Wisconsin, prior to the meeting and will also be available at the meeting. As of April 3, 1998, there were 9,898,170 shares of F&M Common Stock, $1.00 par value ("F&M Common") outstanding. This is F&M's only class of stock outstanding. Any shareholder entitled to vote may vote either in person or by a duly-authorized proxy.

         A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on that matter. Directors are elected by a plurality of the votes cast by holders of F&M Common entitled to vote in the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Therefore, any shares not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast in an election of directors.

         Shares represented at the F&M Annual Meeting by properly executed proxy will be voted in accordance with the specification made on the proxy; if no specification is made, such shares will be voted FOR the nominees. Expenses in connection with the solicitation of proxies will be paid by the Corporation. Upon request, the Corporation will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and the annual report to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be principally by mail. Proxies may also be solicited in person or by telephone, telecopy or telegraph by officers and regular employees of the Corporation who will be separately compensated for such activities.

         The F&M Board of Directors does not intend to present any other matters before the Annual Meeting. This proxy material is being mailed to shareholders commencing on or about April 10, 1998.

                        SECURITY OWNERSHIP OF CERTAIN F&M
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of F&M Common, as of April 3, 1998, by each director, each nominee for director, each executive officer named in the Summary Compensation Table below, and all directors and executive officers of F&M as a group.


                            NUMBER OF SHARES AND
                     NATURE OF BENEFICIAL OWNERSHIP (1)


                                     Sole                Shared                                Percent
Name                             Ownership(2)         Ownership(3)           Total            of Class
----                             ------------         ------------           -----            --------
Otto L. Cox                          8,712                7,139              15,851               *
Paul J. Hernke                      22,661                  0                22,661               *
Gail E. Janssen                     90,125               16,132             106,257             1.1%
John W. Johnson                     28,147                  0                28,147               *
Douglas A. Martin                   11,829                  0                11,829               *
Duane G. Peppler                     6,050               13,310              19,360               *
Robert C. Safford                  109,101                3,287             112,388             1.1%
Glenn L. Schilling                  23,783                8,204              31,987               *
Joseph F. Walsh                     16,093               14,748              30,841               *
All directors and
  executive officers as
  a group (17 persons)
  (4)                              367,538               183,401            550,939             5.5%

Ronald E. Fenton (5)                   0                    0                  0                 --

------------------------------

         *        Less than 1%

         (1) The beneficial ownership information shown is based on information furnished by the named persons and is determined in accordance with Rule 13d-3, as required for purposes of this Joint Proxy Statement Prospectus. It is not to be construed as an admission of beneficial ownership for other purposes.

         (2) The specified persons have sole powers of voting and disposition of the shares listed. Includes a total of 78,303 shares subject to options held by the named persons which are exercisable currently or within the next sixty days.

         (3) The shares listed in this column are held either jointly by the named person and spouse, individually by the named person's spouse or for the account of a named person's minor child. This listing is not necessarily an admission of beneficial ownership.

         (4) Shared ownership includes 150,337 shares held by F&M's Employee's Retirement Savings Plan and Trust ("Plan") not allocated to accounts of executive officers. F&M officers John
                  W. Johnson,

                  Bartholemew Salazar, Constance M. Verbruggen, and Daniel E. Voet, are Plan voting committee members who have shared voting power for the F&M Common held by the Plan.

         (5) In connection with the proposed acquisition (the "Merger") by F&M of BancSecurity Corporation ("BancSecurity"), a multi-bank holding company in Iowa, and subject to certain conditions in the related merger agreement, Mr. Fenton (BancSecurity's President and CEO) is expected to be appointed to the F&M Board after the Merger, to serve as a director for a term expiring in 2001. Mr. Fenton owns 2,410 shares of BancSecurity Common Stock and would receive 225,591 shares of F&M Common in the Merger (assuming an estimated exchange ratio of 93.6064 shares of F&M Common for each share of BancSecurity Common, which ratio is subject to change). The Merger is expected to be the subject of a separate vote by F & M shareholders.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires that F&M's executive officers and directors, and persons who own more than 10% of the F&M Common, file reports of ownership and changes in ownership with the Commission. Executive officers, directors and greater than 10% shareholders (collectively "insiders") are required by Commission regulation to furnish F&M with copies of all Section 16(a) forms they file.

         All publicly-held companies are required to disclose the names of any insiders who fail to make any such filing on a timely basis during the last fiscal year, and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to F&M, or written representations that no such forms were required. Based solely on the filings and written representations received by F&M, except that Constance Verbruggen (an executive officer) reported one transaction late, F&M believes that during 1997 F&M's insiders have complied with all Section 16(a) filing requirements applicable to them.

                            ELECTION OF F&M DIRECTORS

         F&M presently has nine directors who are elected to staggered three-year terms. Each year, as directors' terms expire, successors are elected as directors to serve a three-year term to fill expired terms. The persons who are nominated as directors and for whom the proxies will be voted (unless otherwise specified by a shareholder) are named below. All other directors, whose terms continue, are also listed. If any of the nominees should decline or be unable to act as director, which eventuality is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the Board of Directors. Following the proposed Merger of BancSecurity with F&M, Ronald E. Fenton, President of BancSecurity, is expected to be appointed to the F&M Board of Directors to serve as a director for the term expiring in 2001. See footnote (5) in "Security Ownership of Certain F&M Beneficial Owners and Management" above. Although Mr. Fenton's appointment to the F&M Board of Directors does not require shareholder approval, and such approval will not be sought at the Annual Meeting, certain biographical information is also provided for Mr. Fenton below.


NAME AND AGE                                  PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE*          DIRECTOR SINCE
------------                                  ---------------------------------------------          --------------
NOMINEES FOR TERMS EXPIRING IN 2001

Paul J. Hernke, 61 (1)(2)                     Director Internal Audit and Risk Management,                  1987
                                              Campus Crusade for Christ (since 1994); Retired
                                              in 1993 as President, Hernke Foods, Inc.,
                                              (manufacturer of cheese and dairy products)

Gail E. Janssen, 67                           Chairman of the Board of F&M since 1980; Chief                1980
                                              Executive Officer of F&M from 1980 to 1997, and
                                              President from 1980 to 1996; Chairman of the
                                              Board of F&M Bank-Kaukauna

Robert C. Safford, 67 (1)(2)(3)               Real Estate Developer with Realty Development                 1994
                                              Corporation; previously, President, R.E.
                                              Management, Inc. (real estate rental and
                                              management) from 1988 to 1996; Retired in 1994
                                              as Chairman of the Board, President and Chief
                                              Executive Officer of First National Financial
                                              Corporation and First National Bank of Wisconsin
                                              (now part of F & M Bank-Northeast) (4)
CONTINUING DIRECTORS - TERMS EXPIRE
IN 1999

Otto L. Cox, 57 (1)                           Hospital Administrator, Affinity Health Systems,              1986
                                              Inc. (health care); Director, F&M Bank-Appleton

Douglas A. Martin, 46                         Vice President of F&M; President and Director,                1990
                                              F&M Bank-Grant County

Glenn Schilling, 61 (1)                       Retired in 1991 as Vice President Thilmany Pulp &             1980
                                              Paper Company (paper manufacturer); Director,
                                              F&M Bank-Kaukauna

CONTINUING DIRECTORS - TERMS EXPIRE
IN 2000

John W. Johnson, 43                           Chief Executive Officer and President of F&M                  1994
                                              since 1997; Vice President of F&M from 1994 to
                                              1997; President and Director F&M Bank-Northeast
                                              from 1989 to 1997 (4)

Duane G. Peppler, 66 (1)                      Retired Vice President of the Corporation and                 1985
                                              President, F&M Bank-Winnebago County;
                                              Director, F&M Bank-Winnebago County

Joseph F. Walsh, 65 (1)(2)                    Retired in 1993 as President, Hartjes-Walsh                   1980
                                              Insurance Management Inc. (insurance sales);
                                              Director, F&M Bank-Kaukauna

DIRECTOR EXPECTED TO BE APPOINTED
FOLLOWING ANNUAL MEETING FOR TERM
EXPIRING IN 2001
Ronald E. Fenton, 69                          President and Chief Executive Officer of                        ---
                                              BancSecurity and Security Bank; Chairman of the
                                              Board of Story County Bank and Trust and
                                              Security Bank Jasper-Poweshiek.

-----------------------

   * Each of the persons has held the positions listed in the table above for at least five years unless otherwise indicated.

         (1) Member of the Compensation Committee in 1997. In 1997, the Compensation Committee held one meeting. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding overall compensation policies, salaries, bonuses and benefits for the employees of F&M and its subsidiaries. The Compensation Committee also serves as the Stock Option Committee, which makes awards for the issuance of stock options to the key employee participants in the F&M Bancorporation, Inc. 1993 Incentive Stock Option Plan (the "Option Plan").

         (2) Member of Audit Committee in 1997. In 1997, the Audit Committee met quarterly and the results of those meetings were reported at each subsequent directors' meeting. The Audit Committee reviews the functions and findings of F&M's internal audit staff and its independent public accountants and makes recommendations to the Board of Directors with respect thereto.

                  (3) The agreement by which F&M acquired First National Financial Corporation ("FNFC") contemplated that Mr. Safford would be appointed to F&M's Board of Directors, and renominated to that position (as he also was in 1995) provided he continues to own at least 66,000 shares of F&M Common, subject to shareholder and regulatory approval.

         (4) The agreement by which F&M acquired Pulaski Bancshares, Inc. ("PBI") contemplated that a designee of PBI (which was Mr. Johnson) would be appointed to F&M's Board of Directors and nominated for re-election (as he was in 1997) if consistent with safe and sound banking practices and F&M's best interests.

         The Board of Directors held four regular meetings and one special meeting during 1997. All of the directors attended at least 75% of the meetings of the Board of Directors and committees of which they are members. Directors' fees for 1997 for non-employee directors were $1,500 per quarter, $650 per meeting and $500 per committee meeting. For 1998, directors' fees for non-employee directors have been set at $1,600 per quarter, $700 per directors' meeting and $550 per committee meeting. Non-employee directors also receive directors' fees from those subsidiary bank boards on which they serve. No directors' fees are paid to employee-directors.

         In 1993, F&M's shareholders approved the 1993 Stock Option Plan for Non-Employee Directors of F&M Bancorporation, Inc. (the "Directors' Plan"). Under the Directors' Plan, F&M's non-employee directors are to receive an option to acquire 1,210 shares of F&M Common Stock (adjusted as a result of the subsequent stock dividends) on each succeeding January 1 during the term of the Directors' Plan. On each of January 1, 1997 and 1998, each non-employee director acquired an option to acquire 1,210 shares of F&M Common at $27.39 per share and 1,210 shares of F&M Common at $40.44 per share, respectively.

         As part of F&M's acquisition of FNFC in February 1994, Mr. Safford entered into a non-competition agreement with F&M under which Mr. Safford agreed not to compete with F&M. Under the agreement, F&M will provide payments in the total amount of $500,000 to Mr. Safford over a five-year period beginning in February 1994; payments of $100,000 were made in 1997.

                           F&M EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth information concerning the total compensation of F&M's three highest compensated executive officers who received salary and bonus in excess of $100,000, including the two officers who during the year served as chief executive officer, for fiscal year 1997 and for the two prior fiscal years. The data includes compensation for service in all capacities to F&M and its subsidiaries.


                                                                                          LONG TERM
                                                                                        COMPENSATION
                                                                                        ------------
                                                   ANNUAL COMPENSATION (1)                 AWARDS
                                                   -----------------------                 ------
                                                                                    SECURITIES UNDERLYING            ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR             SALARY               BONUS (2)  OPTIONS/SARS # (3)           COMPENSATION(4)
---------------------------         ----             ------               ---------  ------------------           ---------------
Gail E. Janssen                     1997             $285,497           $92,067             3,300                     $44,571
  Chairman (5)                      1996              242,731            67,716             7,260                      41,547
                                    1995              233,791            66,000             2,420                      47,636

John W. Johnson                     1997             $157,140           $41,801               825                     $13,225
 President and CEO (5)              1996              132,095            20,262               908                      12,000
                                    1995              127,542            13,294               908                       8,223

Douglas Martin                      1997              $98,905           $13,914               825                     $10,196
 Vice-President                     1996               95,429            17,560               908                       8,804
                                    1995               91,694            14,623               908                       9,150

-----------------------

         (1) While the named individuals received perquisites or other personal benefits in the years shown, in accordance with Commission regulations, the value of these benefits are not indicated since they did not exceed, in the aggregate, the lesser of $50,000 or 10% of the individual's salary and bonus in any year.

         (2) Annual bonus amounts are earned and accrued during the years indicated but paid in the following fiscal year.

         (3) Represents options granted under the Option Plan. No SAR's are granted thereunder.

         (4) This column reflects F&M's contributions, both profit sharing and 401(k) matching, to named officers' accounts in the Employee's Retirement Savings Plan and Trust and, for Mr. Janssen only, to the Non-Qualified Deferred Compensation Plan. In 1997, the contributions to Mr. Janssen's Deferred Compensation Plan account were $20,571, and contributions to the Retirement Savings accounts of Messrs. Janssen, Johnson and Martin were $24,000, $13,225, and $10,196, respectively.

         (5) Mr. Janssen served as Chief Executive Officer until November 1, 1997, when Mr. Johnson was designated Chief Executive Officer.

Stock Options

         The following table sets forth information on stock options under the Option Plan granted in 1997 to the executive officers named in the Summary Compensation table:

            OPTION/SAR GRANTS IN LAST FISCAL YEAR: INDIVIDUAL GRANTS

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                             ANNUAL RATE OF STOCK
                     NO. OF SECURITIES     % OF TOTAL                                       PRICE APPRECIATION FOR
                        UNDERLYING       OPTIONS GRANTED                                          OPTION TERM
                          OPTIONS         TO EMPLOYEES        EXERCISE       EXPIRATION     -----------------------
           NAME         GRANTED (1)      IN FISCAL YEAR     PRICE ($/SH)        DATE        5%                  10%
           ----         -----------      --------------     ------------   --------------   -----------------------

Gail E. Janssen               3,300           18.5%             $26.82         1-30-07      $55,661        $141,056
John W. Johnson                 825            4.6%              26.82         1-30-07       13,915          35,263
Douglas A. Martin               825            4.6%              26.82         1-30-07       13,915          35,263

-----------------
         (1) Represents options granted under the Option Plan to purchase shares of F&M Common at their fair market value on the date of option grant. No SAR's are granted under the Option Plan.

         The following table gives information as to the stock options held by the named executive officers at December 31, 1997.


             AGGREGATE OPTION/SAR EXERCISED IN LAST FISCAL YEAR AND
                        FISCAL YEAR END OPTION/SAR VALUES


                                                                                NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                                                  UNDERLYING OPTIONS            IN-THE-MONEY
                                                                                    AT FISCAL YEAR            OPTIONS AT FISCAL
                                                                                        END (2)                 YEAR END (3)
                                 SHARES ACQUIRED                                        -------                 ------------
            NAME                   ON EXERCISE           VALUE REALIZED(1)         EXERCISABLE (4)            EXERCISABLE (4)
            ----                   -----------           -----------------         ---------------            ---------------
Gail E. Janssen                        --                       --                      17,820                    $347,642
John W. Johnson                       1,500                   $45,593                    9,798                    $281,338
Douglas A. Martin                      --                       --                       4,455                    $ 91,049

------------------
         (1) The Value Realized is based on the closing price of F&M Common on the exercise date.
         (2) Represents options granted under the Option Plan and also by PBI in the case of Mr. Johnson. No SAR's are granted under the Option Plan.
         (3) Based upon the $40.25 closing price on the last trading day of the year.
         (4) All options granted prior to December 31, 1997 were exercisable at that date.

Compensation Agreement

         In the acquisition of PBI,, the merger agreement contemplated that its subsidiary Pulaski State Bank ("Pulaski") (now part of F&M Bank-Northeast) would enter into an employment agreement with John W. Johnson in a form agreed to by F&M. Pulaski entered into such an employment agreement with Mr. Johnson on November 4, 1993. The employment agreement was for a term of three years from November 4, 1993. The merger agreement also provided that, pursuant to a separate arrangement, certain options to purchase shares of common stock of PBI, the parent company of Pulaski, held by Mr. Johnson were converted into options to purchase shares of F&M Common at the same conversion ratio that the shares of PBI common stock were converted into shares of F&M Common in the merger of PBI and F&M.

         As part of F&M's recent actions to anticipate management succession, F&M entered into a new employment agreement effective as of July 14, 1997 with John W. Johnson, pursuant to which Mr. Johnson was designated President and Chief Operating Officer, amended on November 3, 1997 when he was designated as Chief Executive Officer. The new employment agreement has a two year term, unless earlier terminated voluntarily by Mr. Johnson or upon the occurrence of certain events by F&M. Under the new employment agreement, F&M pays Mr. Johnson a base salary of not less than $200,000, subject to adjustment at such intervals and in amounts to be determined by F&M, consistent with adjustments received by other employees of F&M and the duties of Mr. Johnson, including, among other things, Mr. Johnson's performance, the performance of F&M, competitive factors and economic conditions. (Effective February 1, 1998, Mr. Johnson's salary was adjusted to $225,000.) The employment agreement also provides that Mr. Johnson is eligible to participate in the Option Plan, bonuses and other incentive plans of F&M established for F&M's President and CEO.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The general compensation policies of the Corporation and its subsidiaries are set by the Compensation Committee (the "Committee"). The Committee is composed of independent non-employee directors. In addition, decisions as to the grant of options under the Corporation's 1993 Incentive Stock Option Plan (the "Option Plan") are also made by the Committee, which serves as the board's stock option committee.

         In establishing executive compensation, the Committee focuses primarily on the following considerations:

         1.       Attraction and retention of qualified personnel;
         2. Providing compensation which is competitive with businesses similar in size and nature to F&M;
         3.       General economic conditions;
         4. Providing incentives to personnel to achieve F&M's goals, which include achieving an adequate return on equity to enhance the ability of F&M to pay dividends and to increase the value of F&M's stock; and
         5. The individual performance of each executive officer, assessed against the requirements and duties of his or her specific job.

         In considering the first two factors, the Committee relies on periodic compensation surveys and analyses of amounts paid by companies deemed by the Committee to be comparable to F&M. The Committee has used published salary information available from outside sources such as salary survey data, as well as salary survey information for F&M's market area provided by a consultant retained by F&M. Because of different sources and purposes, the group of companies in these surveys is not the same as the group of companies in the NASDAQ Bank Stock Index used in the performance graph below. With this information, the Committee sets the base salary and bonus for its Chief Executive Officer and establishes a fund for salaries for the other executive officers. The Chief Executive Officer then sets the salaries for these officers, subject to review and approval by the Board of Directors.

         Once a salary range for a position is set, the Committee determines the actual base salary to be paid to the specific individual. This decision is based upon the executive officer's background, experience, skill, demonstrated expertise and contributions to F&M's performance.

         F&M utilizes an incentive bonus plan (the "Bonus Plan") for its executive officers. In 1997, all executive officers were eligible to participate in the Bonus Plan (or analogous plans through subsidiary banks). Under the Bonus Plan, these officers were able to earn a bonus based on the return on opening equity ("ROOE") achieved by F&M in 1997. The Committee established a 16% target ROOE for 1997 which was selected to complement F&M's internally established goal for the year, and a target bonus amount which these executive officers could earn if that target ROOE was achieved. The actual bonus amount is determined by multiplying the target bonus amount by the bonus multiplier set by the Committee, based on the actual ROOE. Certain adjustments are made for officers with operational responsibilities at a particular Bank, based upon the Bank's performance.

         As ROOE increases from 14.0% to 18.0%, the multiplier increases from
0.6 to 1.4. No bonus would be paid if ROOE was not at least 14.0%, although the Committee does have discretion to deviate from the bonus formula if the Committee felt unusual circumstances justified payment of a bonus. For 1997, an adjusted ROOE was used by the Committee to reflect certain unusual factors, primarily resulting from the effects of acquisitions and pooling of interests accounting, which the Committee felt were appropriate for this calculation.

         The Committee believes that this Bonus Plan encourages achievement of F&M's annual goals. The Committee strives to set an aggressive target ROOE. The Committee feels the Bonus Plan provides a strong incentive to reach this goal by providing a bonus for achieving the targeted ROOE and an additional bonus if F&M achieves superior results compared to the targeted ROOE. At the same time, if F&M falls short of the targeted ROOE but meets a minimum threshold, the Bonus Plan provides a reduced financial benefit in recognition that F&M performed acceptably but fell short of its goal. Overall, the Committee believes that this Bonus Plan is well suited to assist F&M in reaching its target ROOE.

         In 1993, F&M's shareholders approved the Option Plan, providing for the grant of options to executive officers and other key employees. The Option Plan was proposed for the purpose of providing an additional incentive to those persons which would result in an increased identification with shareholders of F&M by offering increased stock ownership. In 1997, the Committee made grants of options under the Option Plan ranging from 550 to 3,300 shares. The Committee based its determination on the number of shares to be subject to options for officers upon the position and duties of the officers within F&M, and the desire to provide a meaningful incentive to such officers in comparison to their respective salary levels. With certain exceptions, 1997 awards were consistent with prior years' awards.

         In 1995, the Board of Directors approved the Officer's Stock Purchase Plan (the "Purchase Plan"), intended to increase the identification of officers with shareholders by establishing guidelines for minimum continuing ownership of shares of F&M Common by specified officers and employees. To facilitate the holding of shares, the Purchase Plan provides for loans to such persons for the purchase of shares. While the Committee does not consider the Purchase Plan to be a compensation vehicle, it believes that the ownership and loan provisions of the Purchase Plan will provide a further incentive to officers based upon corporate performance to the extent it is reflected in the market price of F&M Common.

         The general factors that are used to determine the CEO's annual base salary as well as his incentive compensation are the same as those described above for all executive officers. In 1997, F&M's chief executive officer changed, as Mr. Johnson became Mr. Janssen's successor as CEO in November. As continuing Chairman, Mr. Janssen is expected to remain active as an executive officer of F&M.

         As to Mr. Janssen's compensation, during 1997, the CEO's base salary was at the mid-point of his salary range because of the Committee's evaluation of his past performance and F&M's performance, including (i) asset and earnings growth; (ii) returns on equity and assets; (iii) the continued development of both new and existing markets through acquisitions, expansion of existing operations and internal growth; and (iv) the willingness of the CEO to remain involved in F&M beyond his anticipated retirement date to assist in the transition to his successor. Also, the Committee believes that Mr. Janssen contributed positively to the non-quantifiable factors which foster employee morale, organizational strength and success of F&M as a whole. His bonus was determined in accordance with the Bonus Plan formula set forth above. For the reasons highlighted above, the CEO is also eligible to participate in the Option Plan. Mr. Janssen was granted an option for 3,300 shares of F&M Common in 1997. The number of shares subject to options was the result of the factors discussed above but was decreased from the number of shares granted in 1996 as a result of a higher-than-normal 1996 award due to extraordinary factors in that year.

         As indicated above, Mr. Johnson's salary is determined pursuant to his employment agreement. The $200,000 base salary (subsequently increased to $225,000) was chosen to recognize the significant increase in Mr. Johnson's duties and responsibilities when he was named President, and subsequently CEO, as compared to his prior position, and with a desire to establish a base salary that the Committee believed was both competitive and consistent with other holding companies, as well as consistent with F&M's general compensation levels and policies. While Committee members reviewed salaries at certain other companies, no specific survey was conducted. Mr. Johnson's bonus was determined in accordance with the Bonus Plan formula set forth above. Prior to his designation as President and CEO, Mr. Johnson received an option for 825 shares of F&M Common in 1997, consistent with other grants to vice presidents with regional responsibilities.

         Because of F&M's current compensation structure, the Committee believes it unlikely that F&M will be affected by the provisions of the Omnibus Budget Reconciliation Act of 1993 which limit the deductibility to employers of executive compensation in excess of $1 million annually. The Option Plan was approved by the shareholders and is, therefore, exempt from the limitation. The Committee intends to continue to monitor this matter in future years.

           Otto L. Cox, Chairman                       Duane G. Peppler, Member
           Paul J. Hernke, Member                      Joseph F. Walsh, Member
           Glenn L. Schilling, Member                  Robert C. Safford, Member

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Peppler, one of the members of the Compensation Committee, is a former executive officer of F&M and former President of one of the F&M Banks. Mr. Peppler retired as an officer of F&M and as President of the Bank in 1991. There are no other members of the Compensation Committee with reportable interlocks nor do any members of F&M's management participate in Compensation Committee determinations.

                             TRANSACTIONS WITH F&M

         F&M's subsidiary banks have, and expect to continue to have, regular dealings with directors and officers of F&M and its subsidiaries, as well as their associates and the firms which they serve in various capacities. Certain of such persons and firms have been indebted to F&M's subsidiary banks for loans made in the ordinary course of business. Except as set forth below, all such loans are required to be, have been and are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such loans do not involve more than the normal risk of collectibility or present other unfavorable features.

         Pursuant to F&M's Officers' Stock Purchase Plan (the "Purchase Plan"), covered executives are expected to own shares of F&M Common in recommended minimum amounts. To facilitate ownership, the Purchase Plan (as approved in 1996 by F&M shareholders) includes provisions which permit F&M to make loans for the purchase of shares of F&M Common. Loans are secured by shares of F&M Common with a market value equal to at least 110% of the loan at the date of the loan and for a term of either three or five years, as selected by the executive. Loans bear interest at 100% of the "Applicable Federal Rate" as provided in the Internal Revenue Code to avoid "unstated interest."

         Under the Purchase Plan, through December 31, 1997, F&M has made loans totaling in excess of $60,000 to executive officers of F&M as follows:


               NAME                       HIGHEST BALANCE (1)            INTEREST RATE           MATURITY
               ----                       ---------------                -------------           --------

         Gail E. Janssen                        $95,000                      5.79%               12/18/00
                                                 51,000                      5.49%               02/02/01

         John W. Johnson                        $75,000                      5.98%               11/20/00
                                                 18,000                      5.64%               05/20/99
                                                 11,595                      5.57%               11/11/00

         Daniel E. Voet                         $25,750                      5.49%               02/01/01
                                                 27,500                      4.96%               03/29/99
                                                 58,000                      5.51%               01/31/00

         Peter Smaby                            $13,313                      4.96%               03/04/99
                                                 26,775                      5.51%               01/31/00
                                                 26,775                      5.97%               01/31/02

         Douglas A. Martin                      $ 9,000                      5.64%               05/29/99
                                                 28,950                      6.68%               08/05/01
                                                 30,000                      5.97%               01/31/02

------------------
         (1)      Also represents the year end balance.

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total return on F&M Common with the NASDAQ Stock Market Index for U.S. Companies and the NASDAQ Bank Stock Index. The values on the graph show the relative performance of a $100 investment made on December 31, 1992, in F&M Common and in each of the indices, with reinvestment of dividends. As to the F&M Common Stock, the graph uses the reported bid price on the indicated dates, except at December 31, 1995, 1996 and 1997. For those dates, the graph uses the closing price of F&M Common as reported on NASDAQ on those dates.




                                         1992       1993       1994     1995     1996     1997
                                         -----------------------------------------------------
F&M Bancorporation                       100         134        149      185      238      360
----------------------------------------------------------------------------------------------
NASDAQ Stock Market                      100         115        112      159      195      240
----------------------------------------------------------------------------------------------
NASDAQ Bank Stock Index                  100         114        114      169      223      377
----------------------------------------------------------------------------------------------
















                                    AUDITORS

         The Board of Directors anticipates reappointing the firm of Wipfli Ullrich Bertelson as independent auditors to audit the financial statements of the Corporation for the year 1998. Wipfli Ullrich Bertelson has acted as the Corporation's auditor since 1986. Representatives of Wipfli Ullrich Bertelson are expected to be present at the annual meeting of shareholders to respond to appropriate questions and to make a statement if they so desire.

                              SHAREHOLDER PROPOSALS

         Shareholder proposals must be received by F&M no later than December 20, 1998, in order to be considered for inclusion in the Proxy Statement for next year's annual shareholders meeting.

                                  OTHER MATTERS

         The Board of Directors of F&M has not been informed and is not aware that any other matters will be brought before the Annual Meeting except as set forth herein. However, proxies may be voted with discretionary authority with respect to any other matters that may properly be presented at the meeting.

                                      By Order of the Board of Directors




                                      Janet M. Lakso, Secretary


Kaukauna, Wisconsin
April 10, 1998


         A COPY OF THE CORPORATION'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF THE CORPORATION'S COMMON SHARES AS OF APRIL 3, 1998, ON THE WRITTEN REQUEST OF SUCH PERSON DIRECTED TO: JANET M. LAKSO, SECRETARY, F & M BANCORPORATION, INC., ONE BANK AVENUE, P.O. BOX 410, KAUKAUNA WI 54130-0410.

                            F&M BANCORPORATION, INC.
                       1998 ANNUAL MEETING OF SHAREHOLDERS
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gail E. Janssen, John W. Johnson and Daniel E. Voet, and each of them, proxies, with full power of substitution, to represent and to vote as designated herein all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of F&M Bancorporation, Inc. to be held at the Paper Valley Hotel and Conference Center, 333 West College Avenue, Appleton, Wisconsin, on Thursday, May 21, 1998, at 7:00 p.m., Central Time, and at any adjournment thereof, hereby revoking any and all proxies heretofore given:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES IN PROPOSAL 1.

               DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

     (1) ELECTION OF DIRECTORS for three-year terms ending in 2001:

     [ ] FOR all nominees               [ ] WITHHOLD AUTHORITY for all nominees
         (except as indicated below)

           1. PAUL J. HERNKE, 2. GAIL E. JANSSEN, 3. ROBERT C. SAFFORD

(Instructions: To withhold authority for any individual indicated nominee, write
the number(s) of the nominee(s) in the box provided to the right) [         ]


     (2) OTHER MATTERS: In their discretion, on such other matters as may properly come before the meeting or any adjournment thereof;

all as set out in the Notice of Meeting and Proxy Statement relating to the meeting and the Merger, receipt of which is hereby acknowledged.

Address Change?
Mark Box    [ ]
Indicate changes below:

                                             Date                 , 1998
                                                  ----------------
                                             NO. OF SHARES


                                             -----------------------------------
                                             Signature(s) in box

                                             PLEASE SIGN PERSONALLY AS NAME
                                             APPEARS AT LEFT. When signing as
                                             attorney, executor, administrator,
                                             personal representative, trustee or
                                             guardian, given full title as such.
                                             If signer is a corporation, sign
                                             full corporate name by duly
                                             authorized officer. If stock is
                                             held in the name of two or more
                                             persons, all should sign.